November 22,
2005


Via U.S. Mail and Fax (011) 972-3-696-5678
Mail Stop 3561

Mr. Aviv Boim
Chief Financial Officer
Orckit Communications Ltd.
126 Yigal Allon Street
Tel Aviv 67443
Israel

Re:	Orckit Communications Ltd.
      Form 20-F For the Year Ended December 31, 2004
      File No. 000-28724


Dear Mr. Boim:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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Mr. Scott Ford
Alltel Corporation
December 30, 2005
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE